EXHIBIT 99.1
1400 N. 15th Street
Immokalee, FL 34142
Ph: 239-657-3171
Fax: 239-657-8482

PRESS RELEASE

SUBJECT: Florida Community Banks, Inc. 3rd quarter 2007 Earnings Statement
Date: October 29, 2007

Florida Community Banks, Inc.
3rd Quarter 2007 Earnings Statement

Stephen L. Price, President & CEO of Florida Community Banks, Inc. has announced the unaudited third quarter earnings for the Company.  Florida Community Banks, Inc. is a bank holding company headquartered in Immokalee, Florida whose primary operating entity is the 84 year-old Florida Community Bank.  Mr. Price announced that Net income was $3.3 million ($0.41 per diluted share) for the third quarter of 2007 compared to $5.9 million ($0.74 per diluted share) in the third quarter of 2006 (a 44.43% decrease). The Company also reported that unaudited net income decreased 23.29% for the first nine months of 2007 compared to 2006. Net income was $12.5 million ($1.55 per diluted share) for the nine months ended September 30, 2007 compared to $16.3 million ($2.04 per diluted share) during the same period in 2006.

Earnings for the third quarter represent an annualized return on average assets of 1.34% and an annualized return on average equity of 13.02%.  While these numbers are down, Price stated that the industry historically has considered an ROA of 1% to indicate good performance and anything above 1.25% to be high performance.  In terms of ROE, 10% is a good performing bank while 15% has been considered high performing.  Year to date through the first nine months, FCB had an ROA of 1.69% and an ROE of 17.21%, still indicative of very high performance. The Company finished the quarter with assets of $955,010,090, a 6.78% decrease from September 30, 2006.  Shareholders’ equity at September 30, 2007 was $101,441,830, 20% higher than a year ago.  The Company’s primary investment is in loans, which were $774,659,262 at September 30, 2007 compared to $891,088,523 a year earlier, a decrease of 13.07%.

The Company has declared a $0.25 per share cash dividend payable November 16, 2007 to stockholders of record on November 2, 2007.  While this is the same amount per share as the same time last year, due to the December 2006 stock split, this represents a 20% increase in cash dividends.  The Company has also announced a 1.2 for 1 stock split on December 3, 2007 to stockholders of record on November 2, 2007.

We encourage you to visit our website at www.floridacommunitybank.net where you will find information about our products, educational material on hot topics within the banking industry, connections to community events and many other useful tools at your fingertips. Our online banking product offers personal and business banking, as well as cash management services. Florida Community Bank operates 10 Branch offices in Collier, Lee, Hendry, and Charlotte counties. The bank plans to open additional locations within the next 2 years.

For more information contact Mr. Price at 239-657-3171.